Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2022

Financial Results and Appoints Jim Watkins Chief Financial Officer

IRVINE, California – October 27, 2021—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 25, 2021.

Due to the impact of COVID-19 on the Company’s results in its second fiscal quarter ended September 26, 2020, it has provided the below quarterly highlights in comparison to its second fiscal quarter ended September 28, 2019, two years ago.

For the quarter ended September 25, 2021:

●	Net sales increased 67.1% to $312.7 million, compared to the quarter ended September 28, 2019, two years ago.
●	Compared to the quarter ended September 28, 2019, same store sales increased 53.6%, comprised of an increase in retail store same store sales of 53.0% and an increase in e-commerce same store sales of 57.1%.
●	Net income was $37.9 million, or $1.25 per diluted share, compared to $7.7 million, or $0.26 per diluted share in the two-year ago period. Net income per diluted share in the current-year and two-year ago periods include an approximately $0.03 and $0.02 per share benefit, respectively, due to income tax accounting for share-based compensation. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $1.22, compared to $0.24 in the two-year ago period.
●	The Company opened 3 new stores and closed 1 during the thirteen weeks ended September 25, 2021.

The Company has also provided the below table which includes year-over-year comparisons of retail store sales, e-commerce sales, and total net sales for each of the periods indicated below. In addition, the following table includes retail store sales and e-commerce sales as a percentage of total net sales for the periods indicated below:

Jim Conroy, President and Chief Executive Officer, commented, “Our business continued to grow at an exceptional pace in the second quarter as our teams are doing an excellent job executing our strategic initiatives and capitalizing on heightened consumer demand to expand our market share. We are experiencing strong gains both in stores and online fueled by an increasing customer count, a compelling assortment and a fulfilling shopping experience. The consistency and duration of the outsized growth in sales seems to indicate that we have captured significant market share which should be sustainable. With our sales momentum continuing thus far in the third quarter and inventories in a solid position, we are optimistic about our prospects for the upcoming holiday season. Looking further ahead, we see a long runway for sustained growth and believe the Company is poised to deliver increased shareholder value for years to come.”

Operating Results for the Second Quarter Ended September 25, 2021 Compared to the Second Quarter Ended September 26, 2020

●	Net sales increased 69.5% to $312.7 million from $184.5 million in the prior-year period. Consolidated same store sales increased 61.7% with retail store same store sales up 66.0% and e-commerce same store sales up 41.6%. The increase in net sales was the result of an increase of 61.7% in consolidated same store sales and the incremental sales from new stores opened over the past twelve months. Net sales in the prior-year period were adversely impacted by decreases in retail store sales resulting from decreased traffic in our stores from customers staying at home in response to the COVID-19 crisis.

●	Gross profit was $118.2 million, or 37.8% of net sales, compared to $55.5 million, or 30.1% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 770 basis points was driven by 410 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 360-basis point increase in merchandise margin. Merchandise margin increased 360 basis points primarily as a result of better full-price selling and growth in exclusive brand penetration.

●	Selling, general and administrative expenses were $68.0 million, or 21.8% of net sales, compared to $45.4 million, or 24.6% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher overhead and increased marketing expenses in the current-year period compared to the prior-year period which was impacted by COVID-19. Selling, general and administrative expenses as a percentage of net sales decreased by 290 basis points primarily as a result of expense leverage on higher sales.

●	Income from operations increased $40.1 million to $50.1 million, or 16.0% of net sales, compared to $10.0 million, or 5.4% of net sales, in the prior-year period. This increase represents 1,060 basis points of improvement in operating profit margin.

●	Net income was $37.9 million, or $1.25 per diluted share, compared to a net income of $5.8 million, or $0.20 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.03 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in the current year period, net income per diluted share in the current-year period was $1.22, compared to net income per diluted share of $0.20 in the prior-year period.

Operating Results for the Six Months Ended September 25, 2021 Compared to the Six Months Ended September 26, 2020

●	Net sales increased 86.3% to $619.0 million from $332.3 million in the prior-year period. Consolidated same store sales increased 69.1% with retail store same store sales up 81.5% and e-commerce same store sales up 24.4%. The increase in net sales was the result of an increase of 69.1% in consolidated same store sales, the sales contribution from temporarily closed stores that were excluded from the comp base, and the incremental sales from new stores opened over the past twelve months. Net sales in the prior-year period were adversely impacted by decreases in retail store sales resulting from decreased traffic in our stores from customers staying at home in response to the COVID-19 crisis and temporary store closures.

●	Gross profit was $234.6 million, or 37.9% of net sales, compared to $95.7 million, or 28.8% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 910 basis points was driven by 520 basis points of leverage in buying and occupancy costs as a result of expense leverage on higher sales and a 390 basis point increase in merchandise margin. Merchandise margin increased 390 basis points primarily as a result of better full-price selling, increased penetration of store sales compared to the prior year, and growth in exclusive brand penetration.

●	Selling, general and administrative expenses were $130.8 million, or 21.1% of net sales, compared to $83.9 million, or 25.2% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, higher overhead and increased marketing expenses in the current-year period compared to the prior-year period which was impacted by COVID-19. Selling, general and administrative expenses as a percentage of net sales decreased by 410 basis points primarily as a result of expense leverage on higher sales.

●	Income from operations increased $92.0 million to $103.8 million, or 16.8% of net sales, compared to $11.8 million, or 3.6% of net sales, in the prior-year period. This increase represents 1,320 basis points of improvement in operating profit margin.

●	Net income was $78.5 million, or $2.59 per diluted share, compared to net income of $5.3 million, or $0.18 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes a $0.12 per share benefit due to income tax accounting for share-based compensation. Excluding the tax benefit in the current year period, net income per diluted share in the current-year period was $2.47, compared to net income per diluted share of $0.18 in the prior-year period.

Current Business

The following table includes retail store sales, e-commerce sales, and total net sales for the periods indicated below. It also includes the year-over-year change in retail store sales, e-commerce sales, and total net sales for each of the periods indicated below:

Balance Sheet Highlights as of September 25, 2021

●	Cash of $39.5 million.
●	Average inventory per store increased 8.8% on a same store basis compared to September 26, 2020.
●	Total debt of $50.0 million, including a zero balance under the revolving credit facility. On July 26, 2021, the Company expanded its revolving credit facility to $180.0 million.

Fiscal Year 2022 Outlook

The Company provides the following full-year fiscal 2022 guidance:

●	New unit growth of 10%.
●	Exclusive brand penetration growth of 350 basis points compared to full-year fiscal 2021.
●	Effective tax rate of 25.4%.
●	Capital expenditures between $36.0 to $39.0 million.

CFO Appointment

Boot Barn also announced the appointment of Jim Watkins as Chief Financial Officer, effective November 1, 2021. Jim has worked at Boot Barn in a variety of roles since October 2014, most recently as the Company’s Senior Vice President, Finance and Investor Relations. Prior to joining Boot Barn, Jim was the Vice President, Corporate Controller and Principal Accounting Officer of Mindspeed Technologies, a publicly traded semiconductor company. Prior to Mindspeed, Jim worked as an auditor at Ernst & Young for 12 years. Jim is a Certified Public Accountant in the state of California.

Greg Hackman will continue as Boot Barn’s Executive Vice President and Chief Operating Officer. Greg joined Boot Barn in 2015 as the Chief Financial Officer and has also held the role of Chief Operating Officer since August 2020.

Jim Conroy stated, “I feel fortunate to have the chance to work with both Greg and Jim as we continue to build the Boot Barn business. This new alignment will give Jim the well-deserved acknowledgment of his contributions to the Company and the finance organization. It also demonstrates the leadership capabilities of Greg as he has helped position Jim for this expanded role. Given the outsized growth we are presently experiencing, I believe we will benefit greatly from Greg’s more intense focus on sales support functions to help ensure we can continue to scale the business to support the future needs of a national multi-billion-dollar retailer.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2022 is scheduled for today, October 27, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until November 27, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13724517. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 281 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Media Contact:
Boot Barn Holdings, Inc.

Jim Watkins, 949-453-4428

Senior Vice President, Finance & Investor Relations

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

Thirteen Weeks Ended		Twenty-Six Weeks Ended	
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net sales	$ 312,717	$ 184,515	$ 619,044	$ 332,281
Cost of goods sold	194,566	129,025	384,466	236,590
Gross profit	118,151	55,490	234,578	95,691
Selling, general and administrative expenses	68,037	45,448	130,821	83,851
Income from operations	50,114	10,042	103,757	11,840
Interest expense	1,162	2,383	3,725	5,024
Other income, net	14	78	118	142
Income before income taxes	48,966	7,737	100,150	6,958
Income tax expense	11,105	1,979	21,644	1,690
Net income	$ 37,861	$ 5,758	$ 78,506	$ 5,268
Earnings per share:				
Basic shares	$ 1.28	$ 0.20	$ 2.67	$ 0.18
Diluted shares	$ 1.25	$ 0.20	$ 2.59	$ 0.18
Weighted average shares outstanding:				
Basic shares	29,555	28,860	29,458	28,843
Diluted shares	30,356	29,223	30,312	29,165

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

Boot Barn Holdings, Inc.

Store Count

Boot Barn Holdings, Inc.

Selected Store Data

Debt Covenant EBITDA Reconciliation

(Unaudited)

Thirteen Weeks Ended					
	September 25, 2021	June 26, 2021	March 27, 2021	December 26, 2020	September 26, 2020	September 28, 2019
Boot Barn's Net Income	$ 37,861	$ 40,645	$ 24,552	$ 29,566	$ 5,758	$ 7,680
Income tax expense	11,105	10,539	6,264	9,909	1,979	1,947
Interest expense	1,162	2,563	2,115	2,303	2,383	3,310
Depreciation and intangible asset amortization	6,737	6,170	6,162	5,994	6,282	5,027
Boot Barn's EBITDA	$ 56,865	$ 59,917	$ 39,093	$ 47,772	$ 16,402	$ 17,964
Non-cash stock-based compensation (a)	$ 2,767	$ 3,201	$ 2,147	$ 1,482	$ 1,705	$ 1,180
Non-cash accrual for future award redemptions (b)	303	339	(255)	697	372	(11)
Loss/(Gain) on disposal of assets (c)	94	(4)	64	(19)	46	-
(Gain)/loss on adjustment of right-of-use assets and lease liabilities (d)	(214)	(33)	-	-	295	-
Store impairment charge (e)	-	-	-	-	384	-
Boot Barn's Adjusted EBITDA	$ 59,815	$ 63,420	$ 41,049	$ 49,932	$ 19,204	$ 19,133
Additional adjustments (f)	1,569	1,046	673	165	1,115	1,442
Consolidated EBITDA per Loan Agreements	$ 61,384	$ 64,466	$ 41,722	$ 50,097	$ 20,319	$ 20,575

(a) Represents non-cash compensation expenses related to stock options, restricted stock units and performance share units granted to certain of our employees and directors.

(b) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.

(c) Represents loss/(gain) on disposal of assets.

(d) Represents (gain)/loss on adjustment of right-of-use assets and lease liabilities.

(e) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.

(f) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.